UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2009

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.              Completion of Acquisition or Disposition of Assets.

On December 2, 2009, Polymer Group, Inc. (the “Company”) completed the initial phase of the previously announced acquisition, from Grupo Corinpa, S.L. (“Grupo Corinpa”), of certain assets and the operations of the nonwovens businesses of Tesalca-99, S.A. and Texnovo, S.A. (together with Tesalca-99, S.L., “Tesalca-Texnovo”), which are headquartered in Barcelona, Spain.  The acquisition was completed by the Company through PGI Spain, S.L. (f/k/a Parametro Tecnologico, S.L.U.), which will operate as a new wholly owned subsidiary of the Company.

The acquired assets include the net operating working capital (defined as current assets less current liabilities excluding financial liabilities associated with the operations), the customer lists and the current book of business.

Consideration for the acquired assets consisted of approximately 1.05 million shares of the Company’s Class A common stock, which currently represent approximately 5.0% of the outstanding share capital of the Company.

Item 9.01               Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

If required, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

If required, the pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed.

(d)	Exhibits

2.1	Asset Transfer Agreement, dated October 28, 2009, between Polymer Group, Inc., Parametro Tecnologico, S.L.U., Tesalca-99, S.A., Texnovo, S.A. and Grupo Corinpa, S.L.

4.1

Shareholders Agreement, dated as of December 2, 2009, by and among Polymer Group, Inc., Tesalca-99, S.A., Texnovo, S.A., MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B, L.P.

99.1	Press Release, dated December 3, 2009, announcing the completion of the initial phase of the Tesalca-Texnovo transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: December 8, 2009	By:	/s/ Daniel L. Rikard
Daniel L. Rikard
Vice President, General Counsel and Secretary